Exhibit 5.1

[Bybel Rutledge LLP Letterhead]

July 31, 2008

Board of Directors
Harleysville National Corporation
483 Main Street
Harleysville, Pennsylvania 19438

RE:	Harleysville National Corporation
Registration Statement on Form S-4
Our File No.: 46-024

Ladies and Gentlemen:

     We have acted as Special Corporate Counsel to Harleysville National Corporation, a Pennsylvania business corporation (the “Corporation”) in connection with the filing of a registration statement on Form S-4 and exhibits and any amendments thereto (the “Registration Statement”) for the registration of 12,154,000 shares of common stock, par value $1.00 per share (“Common Stock”), to be filed with the U.S. Securities & Exchange Commission.

     In connection with the Registration Statement, we have examined the following documents:

  The Corporation’s Articles of Incorporation, as amended and restated;
  The Corporation’s amended and restated Bylaws;
  Resolutions adopted by the Corporation’s Board of Directors relating to the Registration Statement as certified by the Secretary of the Corporation;
  The Registration Statement; and
  Such other necessary documents, papers and matters of law as we have deemed necessary under the circumstances.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors
Harleysville National Corporation
July 31, 2008

     On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s Common Stock covered by the Registration Statement has been duly authorized and, when issued in accordance with the terms, conditions and provisions described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock pursuant to the Registration Statement, a sufficient number of authorized shares available for issue.

     We consent to the use of this opinion as Exhibit 5.1 to the Corporation’s Registration Statement on Form S-4 and to the reference to our firm appearing in the prospectus filed as part of the Registration Statement, filed by the Corporation with the U.S. Securities & Exchange Commission, as well as to any amendments or supplements thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ BYBEL RUTLEDGE LLP

BYBEL RUTLEDGE LLP